UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 2, 2011

THE PRINCETON REVIEW, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-32469	22-3727603
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 Speen Street, Suite 550

Framingham, Massachusetts 01701

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (508) 663-5050

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 2, 2011, the Board of Directors of The Princeton Review, Inc. (the “Company”) approved an amendment to the letter agreement with John M. Connolly to extend his employment as Interim President and Chief Executive Officer for five months, from November 8, 2011 to April 7, 2012 (the “Employment Extension Period”).

Pursuant to the amendment and during the Employment Extension Period, the Company will pay Mr. Connolly a salary of (a) $100,000 for the period November 8, 2011 to December 7, 2011, and (b) $50,000 per month during the period December 8, 2011 to April 7, 2012. Additionally, the Company will grant Mr. Connolly a separate award of 240,385 Restricted Stock Units (“RSUs”) on November 8, 2011 and approximately 120,192 RSUs on the eighth (8th) day of each month during the period beginning on December 8, 2011 and ending on April 7, 2012. Each RSU award will be subject to the terms and conditions of the Company’s 2000 Stock Incentive Plan and will vest in full on the one-month anniversary of such grant.

Pursuant to Mr. Connolly’s arrangement with Bain Capital Ventures (“BCV”), the value of Mr. Connolly’s cash compensation from the Company will be offset against his compensation from BCV, and Mr. Connolly will be transferring the value of his RSU Awards to BCV. Jeffrey R. Crisan and Michael A. Krupka are directors of the Company and General Partners of BCV.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1	Amendment to Letter Agreement by and between the Company and John M. Connolly dated November 2, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PRINCETON REVIEW, INC.

Dated: November 8, 2011
/s/ Kyle A. Bettigole
	Name:	Kyle A. Bettigole
	Title:	SVP, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amendment to Letter Agreement by and between the Company and John M. Connolly dated November 2, 2011